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                                                                   Exhibit 10.11

MEMORANDUM OF AGREEMENT
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TO:              Stephen R. Levy
FROM:            George H. Conrades
SUBJECT:         Early Retirement Arrangement
DATE:            September 28, 1995

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Consistent with our recent discussions, we understand that you would like to effect early retirement from Bolt Beranek and Newman Inc. and its subsidiaries (Bolt Beranek and Newman Inc. and its subsidiaries are collectively referred to herein as "BBN"), but at the same time continue to serve as a director of Bolt Beranek and Newman Inc. and of BBN HARK Systems Corporation, BBN Planet Corporation, and BBN Domain Corporation.

The arrangements that you have requested in connection with your retirement are acceptable to BBN, and this Memorandum of Agreement is intended to set forth the understanding reached between you and BBN concerning your retirement as an officer and employee. Both this Agreement and your retirement would be effective as of the date of the upcoming Annual Meeting on November 6, 1995.

Through these arrangements, we would like to recognize the many valuable contributions and dedicated service you have provided to BBN for the past 29 years.

1.   Termination of Employment Status

Effective as of November 6, 1995, you hereby: (i) resign as Chairman of the Board of Bolt Beranek and Newman Inc. and all other offices and positions (other than as director of Bolt Beranek and Newman Inc., BBN HARK Systems Corporation, BBN Planet Corporation, and BBN Domain Corporation) held with BBN, and (ii) retire as an employee of BBN.

2.   Retirement Payments

For the ten-year period commencing November 6, 1995, Bolt Beranek and Newman Inc. will pay to you (or to your estate in the event of your death during the period), but subject to the conditions stated in Section 6 below, as deferred compensation, an amount equal to $200,000 annually for the first five years of the period, and $100,000 annually for years six through ten in the period. Each annual payment shall be made on a quarterly basis, with 1/4 of the annual payment being payable on the first business day following each of January 1, April 1, July 1, and October 1 in a calendar


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year, with payments beginning on January 2, 1996. Bolt Beranek and Newman Inc.
shall deduct from such payments any withholding taxes and other amounts which it is from time to time required to deduct under applicable law.

3.   Consulting Services

For the period during which Bolt Beranek and Newman Inc. is making payments to you as provided under Section 2 above, but without further payments by BBN or other consideration to you, you agree to make yourself available to me and to other members of senior management of BBN to provide, upon request but consistent with your availability in light of your other responsibilities and commitments, your advice and counsel on business matters. Your advice shall only be requested during regular business hours, and you shall not be required to provide such services for more than a total of 15 days in any calendar year. BBN shall reimburse you for all reasonable business expenses actually incurred by you in the performance of such requested consulting, consistent with the BBN's policies as from time to time in effect. As required in connection with your consulting services, you will be provided with office space at Bolt Beranek and Newman Inc. and with office support and electronic mail capabilities.

4.   Vesting and Exercisability of Stock Options/Termination of Employment

Reference is made to a certain Stock Option Certificate between you and Bolt Beranek and Newman Inc., namely the Stock Option Certificate dated June 13, 1995 under the 1986 Stock Incentive Plan for 25,000 shares (the "Stock Options").

The Stock Options (together with options for 48,000 shares remaining under a certain Stock Option Certificate dated October 24, 1991) are the only outstanding Bolt Beranek and Newman Inc. stock options you currently hold. The Stock Options are unvested, are at an exercise price of $18.125 per share, and run (subject to certain exceptions) for an option period ending on the earlier of 60 days following termination of your employment or June 13, 2002.

With the approval of the Compensation and Stock Option Committee, which approval was received today at a Committee meeting, the Stock Options will become fully vested and exercisable on November 3, 1995, to remain exercisable by you (or by your executor) through the period 60 days following November 6, 1995.

All terms and conditions of the Stock Options, as well as the terms and conditions of the other outstanding options held by you, shall remain in full force and effect, and shall apply, except as specifically modified herein.

You agree to and do hereby waive any rights you may have under Section 6(m) of the Bolt Beranek and Newman Inc. 1986 Stock Incentive Plan to stock options provided for non-employee directors, such waiver to be effective for the succeeding



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twelve months from November 6, 1995. You also agree to and do hereby waive any rights you may have for such twelve months period under similar provisions of the option plans of BBN subsidiaries, providing for options for non-employee directors of the respective subsidiaries.

You also hold 50,000 unvested stock options in BBN HARK Systems Corporation pursuant to a Stock Option Certificate dated January 20, 1995; 50,000 unvested stock options in BBN Planet Corporation pursuant to a Stock Option Certificate dated January 25, 1995; and 50,000 stock options in BBN Domain Corporation pursuant to a Stock Option Certificate dated December 30, 1993 (of which 12,500 are currently vested, but are not yet exercisable). In that you are not resigning from the Boards of BBN HARK, BBN Planet, and BBN Domain, such options will continue pursuant to their terms and the terms of the respective subsidiary's option plans until such time as you no longer provide services to the respective company, at which time any then-unvested options would terminate pursuant to their terms.

5.   Waiver of Claims:

In consideration of the agreements, covenants, and conditions contained herein:

(a) You hereby forever release and discharge BBN, its or their past, present, or future divisions, subsidiaries, owners, shareholders, officers, directors, employees, agents, successors, and assigns, and all others connected with any of them (referred to collectively herein as the "Company"), both individually and in their official capacities, from any and all suits, claims, debts, agreements, damages, attorney's fees, expenses, liabilities, actions, and any and all claims in law or in equity which you (including your heirs, representatives, and assigns) have had, now have, or might now have under any federal, state, or common law, or any agreements or otherwise, whether now known or unknown, which you ever had, now have, or might now have against the Company, including without limitation those arising directly or indirectly out of your employment with and/or separation from BBN; provided however, that nothing herein shall constitute a waiver of any of your rights or relieve BBN of any of its or their obligations pursuant to this Agreement or pursuant to indemnification and exculpation rights provided to you pursuant to the articles of organization or by-laws of BBN or any of them or the Directors and Officers liability insurance policy referred to in Section 8 below. You acknowledge that the foregoing release includes, without limitation, a waiver of all rights and claims arising under any and all state and federal employment laws, regulations, or other requirements prohibiting employment discrimination, including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sec. 621 et seq., or other similar laws, except that you are not releasing or waiving any rights or claims for age discrimination or employment discrimination which may arise after the date this Agreement is signed. You promise and agree that neither you nor any of your heirs, representatives, or assigns will ever assert in any forum any cause of action, right, or



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claim as to which this release of claims may lawfully be applied.

(b) You hereby acknowledge that you have been afforded the opportunity to study and consider this Agreement in full for a period of at least twenty-one days and have been encouraged by BBN to consult with an attorney of your own choosing; that you fully understand the terms and contents of this Agreement, have executed this Agreement freely and voluntarily, without duress, coercion, or undue influence; and that you were advised and understand that you may revoke this Agreement within seven days of its execution and that this Agreement does not become effective or enforceable until expiration of the seven day revocation period.

(c) You agree that payment by Bolt Beranek and Newman Inc. in accordance with the terms of this Agreement shall constitute payment in full of any and all sums that are now or might hereafter have become owing to you for services performed during your employment with BBN.

6.   Non-Competition Restrictions

During the period from November 6, 1995 through November 1, 2005, (the "Non-competition period"), you shall not, without first obtaining BBN's prior written consent, be employed by, consult with, provide services or assistance to, own any interest in or engage in any business, activity, or enterprise (whether as a shareholder, employee, officer, director, partner, joint venturer, or otherwise and whether individually or with others), or be connected in any manner with the management, operation, ownership or control of any business or venture that is in direct and material competition with any business that is conducted by BBN or any of them (as those businesses are described in the Form 10-K (or any replacement form) applicable to BBN), both now and in the future and regardless of place, provided, however, that if you should become so associated or engaged in a business or venture prior to such business being so described as a business being conducted by BBN, continued association or engagement by you therein would not be deemed a violation of this provision.

Notwithstanding the foregoing, you may invest in securities of an issuer engaged in such business which are listed on a recognized securities exchange, or actively traded over-the-counter, so long as at the time you make such an investment in any such issues, your investments in all such issues are in amounts not significant as compared to your total investments and your investment in such issues is not significant to the aggregate of the outstanding securities of that issuer of the same class or issue.

You further agree that during the Non-competition period you will not directly or indirectly solicit the employment of, or hire, any individual who is a then-current employee of BBN (or was an employee within 6 months prior to such date), or engage in similar activities intended to cause any BBN personnel (or any consultant



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to BBN) to discontinue his, her, or its relationship with BBN.

You agree that immediately prior to any knowing violation by you of the foregoing non-competition or non-solicitation provisions, you will notify BBN of such prospective violation ("Prospective Violation Notice"). If, absent such notification from you, BBN believes you are in violation of the foregoing non-competition or non-solicitation provisions, BBN will notify you of such alleged violation (detailing the alleged violation) and you will have 30 days from receipt of the notice to remedy the breach alleged (whether by ceasing to engage in the activities complained of, divesting any ownership interest complained of, convincing BBN that no breach has occurred (and you and BBN agree that you and the Chief Executive Officer of BBN will make a good faith effort to resolve the alleged violation within such 30 days), or otherwise). In the event of a Prospective Violation Notice or an otherwise unremedied violation by you (subject to your right to contest that a violation by you did not occur), you will immediately resign from any directorship positions you then hold with BBN or any of them and, in addition to BBN's entitlement to such resignations, BBN's sole remedy under this Agreement for such violation of the non-competition or non-solicitation provisions hereof shall be BBN's right to terminate payment of, and to be relieved of its obligation to pay, any payments under Section 2 above remaining unpaid as of the time of violation or, if more than 30 days has elapsed from the first actual knowledge by BBN of the alleged violation (other than pursuant to a Prospective Violation Notice) to the time of BBN's notice to you, then remaining unpaid as of the time of BBN's notice to you. For purposes of the preceding sentence, "actual knowledge of BBN" shall mean actual knowledge of an executive officer or of the Board of Bolt Beranek and Newman Inc.

7.   Confidentiality Agreement

You acknowledge that in the course of your employment with BBN, you have had access to confidential and proprietary information about BBN, its or their operations, future plans, current or prospective technologies, and other matters, disclosure and/or use of which information to a competitor or in competition with BBN would cause BBN to suffer serious and potentially irremediable loss.

You agree to hold in confidence and not to use or disclose to any person or entity not first approved in writing by BBN any Proprietary Information (as herein defined). Proprietary Information shall mean all ideas, knowledge, or information, which is not public knowledge, of any nature whatsoever concerning BBN's business, operations, future plans, current or prospective technologies, contracts, clients, and personnel information. Proprietary Information also includes any and all information that BBN receives or has received belonging to customers or others who do business with BBN under an understanding, express or implied, that it would not be disclosed.



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You further agree that, since a violation by you at any time of the foregoing confidentiality provisions would cause BBN to suffer severe and irreparable loss, without limiting other remedies, those provisions shall be specifically enforceable against you in any court in Massachusetts.

You further agree that the terms of a certain agreement between you and Bolt Beranek and Newman Inc. entitled "Patent Policy", dated as of December 1966, shall continue to survive in full force and effect from and after the date hereof.

8.   Benefits

From and after November 6, 1995, you will no longer be working at BBN as an employee. As you are aware, as a result your benefits will be modified in accordance with BBN personnel policy, the terms of BBN's benefit plans, and any applicable laws and regulations.

Health Insurance
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Under the federal law known as COBRA, you may elect to continue your health and/or dental coverage and that of your eligible dependents under BBN's group plan for up to 18 months after a qualifying event (e.g. the date of termination of your employment) by paying required premiums. You will be receiving future information on health benefits, including COBRA. Please remember that, in general, any change in BBN's health benefits during your period of COBRA continuation which is applicable to BBN's employees will also be applicable to you.

Life and Long Term Disability Insurance
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Sun Life Assurance currently allows individuals to convert to whole life insurance without evidence of insurability at the time of termination of employment. Similarly, UNUM permits individuals to convert Long Term Disability coverage to a non-group plan without evidence of insurability upon termination of employment. You will be offered both options, at your own expense, on November 6, 1995 if the options are then being offered under the relevant provisions of the then-existing policies.

Directors and Officers Indemnification
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Your coverage as a former officer under the current BBN Directors and Officers liability insurance policy is not affected by your termination of employment with BBN. So long as the policy covers past officers and directors, this coverage will continue for you. Further, to the extent allowed by law, you shall be entitled to indemnification and exculpation rights currently provided under the articles of organization or by-laws of BBN or any of them to which you are entitled. Since you anticipate continuing as a director of Bolt Beranek and Newman Inc. and of operating subsidiaries of Bolt Beranek and Newman Inc., rights and coverage provided to the respective directors as a group will continue to apply to you.



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BBN Retirement Trust.
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Your payments under Section 2 above will not be includable as Credited
Compensation under the Bolt Beranek and Newman Inc. Retirement Trust, and accordingly you will be eligible for a Retirement Trust contribution only on the regular compensation actually paid to you in fiscal 1996, subject to the relevant provisions of the Retirement Trust Agreement. Following termination of your employment with BBN, you will be entitled to a distribution from the Retirement Trust in accordance with its terms. You will also be entitled to a distribution of your balance, if any, in the Bolt Beranek and Newman Inc. Deferred Compensation Plan in accordance with the terms of that plan.

Change of Control Arrangement
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You acknowledge that the change of control severance arrangement between you and
Bolt Beranek and Newman Inc. dated August 1, 1988 has terminated as a result of your retirement from the employ of BBN.

9.   Other

On November 6, 1995 you will have the option either to return any BBN equipment you may have at your home, or to purchase it for its book value. At the same time you will also have the option to purchase the office equipment and furnishings currently in your office at 150 CambridgePark Drive for its book value. After November 6, you will no longer be entitled to your computer account on Labs-n, access to BBN dial-in lines, use of electronic mail, or access to the Internet via BBN, in each case except as required in connection with your performance of consulting services for BBN.

You acknowledge that you will have no accrued but unused vacation as of November 6, 1995.

It is hereby expressly agreed that the amounts, benefits, and obligations described herein (including the BBN benefits referenced under Section 8 above) constitute the whole and total amount owing or to be paid to you by BBN and there are no further amounts, benefits, or obligations owing to you other than those described herein.

If any part of this Agreement shall be held to be unenforceable by any court of competent jurisdiction, the unenforceable provision shall be deemed amended to the least extent possible in order to render it enforceable and the remainder of the Agreement shall remain in full force and effect.

It is specifically understood by you that BBN will make public this Agreement and its terms consist with or as required by law, including filing a statement of the terms hereof with the U.S. Department of Labor, and disclosing the Agreement and its terms in public filings under the Securities Exchange Act of 1934.


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This Agreement shall be governed by Massachusetts law, without regard to choice of law principles.

You hereby acknowledge that this Agreement is your own free, voluntary, and knowing act and deed. Please indicate your agreement and acceptance of the terms of this Memorandum of Agreement by signing below.

BOLT BERANEK AND NEWMAN INC.

By:  /s/ George H. Conrades
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         George H. Conrades


Accepted and Agreed:


   /s/ Stephen R. Levy
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       Stephen R. Levy